Exhibit 99.1

Press Release

oti Announces Resignation of CEO

ROSH PINA, ISRAEL – February 17, 2015 – The board of directors of On Track Innovations Ltd. (“oti”) (NASDAQ: OTIV), announced today the resignation of Mr. Ofer Tziperman as Chief Executive Officer of oti.  On February 10, 2015, Mr. Tziperman notified the board of his resignation from his respective positions as the Chief Executive Officer and as executive officer and board member of oti’s subsidiaries.  Mr. Tziperman will continue to serve as the Company’s Chief Executive Officer until the earlier of August 10, 2015 or such time as a suitable replacement has been hired and his duties have been effectively transitioned.  Mr. Tziperman is resigning his positions with the Company for personal reasons, and his decision to resign was not due to any disagreement with the Company over any of its operations, policies, practices or otherwise.

Mr. Tziperman commented: “I am extremely proud of oti’s achievements during my tenure as CEO.  With our new focus on cashless payment solutions and enhanced products, I am confident that oti is best positioned to participate in the emerging NFC market.  I wish the very best for oti, the board and the wonderful team of oti employees.”

Dilip Singh, oti’s chairman of the board, commented: “We would like to thank Ofer for his valuable contributions to oti in the various capacities he has served.  We are looking forward to sustaining the momentum that was created by Ofer and the team in global distribution channels, partnerships and overall operations.”

About oti
oti is a leader in contactless and NFC applications based on its extensive patent and IP portfolio.  oti's field-proven innovations have been deployed around the world to address NFC and other cashless payment solutions, petroleum payment and management, cashless parking fee collection systems and mass transit ticketing. oti markets and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws.  Whenever we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, we are making forward-looking statements.  Because such statements deal with future events and are based on oti’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of oti could differ materially from those described in or implied by the statements in this press release.  Forward-looking statements could be impacted by the effects of the protracted evaluation and validation periods in the U.S. and other markets for contactless payment cards, or new and existing products and our ability to execute production on orders, as well as other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved.  Except as otherwise required by law, oti disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.  The content of the web site links in the PR do not form part of it.

oti Press and Investor Contact:
Scott Liolios or Matt Glover
Liolios Group, Inc.
949-574-3860
otiv@liolios.com